Exhibit 99.1

Kaiser Aluminum Corporation Announces
Appointment of Leo W. Gerard to its Board of Directors

FOOTHILL RANCH, Calif., September 19, 2019 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its board of directors increased the number of authorized members of its board of directors from 11 to 12 and appointed Leo W. Gerard to fill the vacancy on the Board resulting from the increase of authorized members of the Board. Mr. Gerard served as International President of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC) (the “USW”) from 2001 until his retirement in July 2019. During that time, Mr. Gerard was a co-founder of the BlueGreen Alliance, an alliance uniting America’s largest labor unions with influential environmental organizations dedicated to expanding the number and quality of jobs in the clean energy economy.

“We are pleased to welcome Leo as a member of the board,” said Jack A. Hockema, Chief Executive Officer and Chairman. “Leo brings several decades of knowledge and experience in the metals industry and will be a great asset to the Company as we pursue our strategic growth initiatives and continue to drive improvement in our manufacturing efficiencies. Kaiser Aluminum has a significant number of represented employees across our operations, and several USW nominated directors. We value the long-term relationship we have had with Leo, the USW and their contribution to the growth we’ve achieved and the opportunities yet ahead,” concluded Mr. Hockema.

Company Description
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of its culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information
For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

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Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757